UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 _______________________

FORM 8-K
_______________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 21, 2022

THE INTERPUBLIC GROUP OF COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-6686	13-1024020
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
909 Third Avenue, New York, New York 10022
(Address of principal executive offices) (Zip Code)
(212)704-1200
(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.10 per share	IPG	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure

As previously disclosed, for the quarter ended March 31, 2022, the Company will change the presentation of its financial information to reflect the management and reporting of operating results through three reportable segments: Media, Data, & Engagement Solutions; Integrated Advertising & Creativity Led Solutions; and Specialized Communications & Experiential Solutions.
Prior period information will be recast to reflect our new reportable segments, beginning with our earnings release and Form 10‐Q filing for the first quarter of 2022. In order to facilitate analysis, we are providing this unaudited, pro forma disclosure of the Company’s new segment reporting structure for prior periods of 2019, 2020 and 2021.
In January 2022, the Company completed a managerial and operational review, which has resulted in changes to its operating structure and financial segment reporting. The Company’s reportable segments reflect the aggregation of certain operating segments with similar characteristics, providing appropriate disclosure regarding the Company’s businesses to help investors in their understanding of the Company.
Above all, IPG is a client-centric company. Accordingly, our offerings and businesses collaborate by design, in order to meet the needs of today’s complex and rapidly evolving marketplace, and the digital-first, fragmented media environment in which our clients operate. Our go-to-market strategy therefore supports the need to provide integrated, multi-agency services that span reportable segments. Our operations will always support the strategic position that marketers have access to the best and most appropriate Company resources and may access these capabilities from across the IPG network in order to drive their business success.
Concurrently, the speed at which the market and client needs are moving requires a focused and disciplined approach to the way in which the Company manages investments in key areas of our business and the creation of infrastructure and expertise that supports and can be shared by like-with-like assets.
Consistent with this principle and our recent review, IPG’s agency brands are grouped into reportable segments based on the agencies’ primary capabilities and how we operationally manage those businesses.

•Our Media, Data & Engagement Solutions (“MD&E”) segment primarily provides, and is distinguished by innovative capabilities and scale in, global media and communications services, digital services and products, advertising and marketing technology, e‐commerce services, data management and analytics, strategic consulting, and digital brand experience. This segment is comprised of IPG Mediabrands, Acxiom, and Kinesso, as well as our digital and commerce specialist agencies, which include MRM, R/GA, and Huge.

•Our Integrated Advertising & Creativity Led Solutions (“IA&C”) segment primarily provides advertising, corporate and brand identity services, and strategic consulting. The segment is distinguished by the leading role of complex integrations of ideation and the execution of advertising and creative campaigns across all communications channels that are foundational to client brand identities. Integrated Advertising & Creativity Led Solutions is comprised of leading global networks and agencies that provide a broad range of services, including McCann Worldgroup, IPG Health, MullenLowe Group, Foote, Cone & Belding ("FCB”), and our domestic integrated agencies.

•Our Specialized Communications & Experiential Solutions (“SC&E”) segment primarily provides best-in-class global public relations and other specialized communications services, events, sports and entertainment marketing, and strategic consulting. The segment is comprised of agencies that provide a range of marketing services expertise, including IPG DXTRA and DXTRA Health, Weber Shandwick, Golin, and our sports, entertainment, and experiential agencies.
The Company evaluates the financial performance of its reportable segments based on organic change in net revenue, adjusted EBITA and adjusted EBITA margin on net revenue. It is important to note that the types of services prevalent in each reportable segment – e.g., media, digital, data, commerce, creativity, and experience – are not exclusive to any one reportable segment but instead represent the predominant services within each reportable segment.
For comparability and investor analysis purposes, the Company is furnishing to this report selected segment information for the historical periods presented in Exhibit 99.1 that has been recast to reflect the Company’s new reportable segments. This recast of prior‐period selected segment financial information is not a restatement of previous financial statements and does not affect the Company’s consolidated reported total revenue, net revenue, operating income, net income, earnings per share available to IPG common stockholders, or total assets or liabilities for any of the previously reported periods.
The information in this Item 7.01 of Form 8‐K, including Exhibit 99.1, is being furnished and shall not be deemed incorporated by reference into any other filing with the Securities and Exchange Commission.

Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1: Selected Segment Information

Exhibit 104: Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document (included as Exhibit 101).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE INTERPUBLIC GROUP OF COMPANIES, INC.
Date: April 21, 2022	By: /s/ Andrew Bonzani
Name: Andrew Bonzani Title: Executive Vice President, General Counsel